Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 24, 2021, with respect to the consolidated financial statements of Trilogy International Partners Inc. included in the Annual Report of Trilogy International Partners Inc. on Form 20-F for the year ended December 31, 2020, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORTON LLP

Seattle, Washington
September 7, 2021